BioVie Announces Closing of Acquisition of BioPharma Assets from Privately Held NeurMedix

Company Expects to Commence Enrollment in Pivotal Phase 3 Alzheimer's Trial in Mid-2021

SANTA MONICA, Calif., June 11, 2021 (GLOBE NEWSWIRE) -- BioVie Inc. (NASDAQ: BIVI) ("BioVie" or "Company") today announced the closing of its previously announced acquisition of the biopharmaceutical assets of NeurMedix, Inc., a privately held clinical-stage pharmaceutical company. The acquired assets include NE3107, a selective inhibitor of inflammatory ERK signaling that reduces neuroinflammation. It is an orally administered first-in-class small molecule that inhibits inflammation-driven insulin resistance and major pathological inflammatory cascades with a novel mechanism of action. There is emerging scientific consensus that both inflammation and insulin resistance play fundamental roles in the development of Alzheimer's and Parkinson's Disease, and NE3107 could represent an entirely new medical approach to treating these devastating conditions affecting an estimated 6 million Americans suffering from Alzheimer's and 1 million from Parkinson's. The FDA recently authorized a pivotal US Phase 3 clinical trial for NE3107.

"The closing of this acquisition is a major milestone for BioVie, one that expands the Company's pipeline into several areas of unmet medical need with significant market potential," said Cuong V. Do, President & CEO of BioVie. "We look forward to executing our clinical development plan and realizing the full potential of these important assets."

About BioVie

BioVie Inc. (NASDAQ: BIVI) is a clinical-stage company developing transformative therapies to overcome unmet medical needs in chronic debilitating conditions. In liver disease, the Company's Orphan drug candidate BIV201 (continuous infusion terlipressin), with FDA Fast Track status, is being evaluated in a US Phase 2 study for the treatment of refractory ascites with top-line results expected in early 2022. It is administered as a patent-pending liquid formulation. The active agent is approved in about 40 countries for related complications of advanced liver cirrhosis but is not available in the US or Japan. In neuro-degenerative disease, BioVie recently acquired the assets of NeurMedix Inc., including NE3107, an ERK inhibitor that selectively reduces neuroinflammation and insulin resistance. Both are drivers of Alzheimer's and Parkinson's diseases. NE3107 and related compounds are globally patented first-in-class small molecules with additional potential to treat certain cancers.

Forward-Looking Statements

BioVie Inc. (NASDAQ: BIVI) is a clinical-stage company developing transformative therapies to overcome unmet medical needs in chronic debilitating conditions. In liver disease, the Company's Orphan drug candidate BIV201 (continuous infusion terlipressin), with FDA Fast Track status, is being evaluated in a US Phase 2 study for the treatment of refractory ascites with top-line results expected in early 2022. It is administered as a patent-pending liquid formulation. The active agent is approved in about 40 countries for related complications of advanced liver cirrhosis but is not available in the US or Japan. In neuro-degenerative disease, BioVie recently acquired the assets of NeurMedix Inc., including NE3107, an ERK inhibitor that selectively reduces neuroinflammation and insulin resistance. Both are drivers of Alzheimer's and Parkinson's diseases. NE3107 and related compounds are globally patented first-in-class small molecules with additional potential to treat certain cancers. Forward-Looking Statements This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning. Although BioVie Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Actual results may vary materially from those expressed or implied by the statements herein due to the Company's ability to successfully raise sufficient capital on reasonable terms or at all, available cash on hand and contractual and statutory limitations that could impair our ability to pay future dividends, our ability to complete our clinical trials and to obtain approval for our product candidates, to successfully defend potential future litigation, changes in local or national economic conditions as well as various additional risks, many of which are now unknown and generally out of the Company's control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. BioVie Inc. does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Contact:

INVESTOR RELATIONS:
Bruce Mackle

Managing Director

LifeSci Advisors, LLC

bmackle@lifesciadvisors.com